EXHIBIT 10.1

BEACON ROOFING SUPPLY, INC. EXECUTIVE ANNUAL INCENTIVE PLAN

The following is a description of the Beacon Roofing Supply, Inc. Executive Annual Incentive Plan:

The Beacon Roofing Supply, Inc. Executive Annual Incentive Plan (the “Plan”) provides for the payment of annual cash incentives to employees who are considered Executive Officers. The Plan is administered by the Board of Directors, which has full authority to select participants, set incentive targets, fix performance targets, and, when deemed appropriate under the totality of the circumstances, pay discretionary incentives. The Board receives recommendations from the Compensation Committee.

A target incentive amount is set for each Executive Officer. Of this target incentive amount, 80% is earned if the Company achieves the Company-wide wide adjusted earnings before taxes (AEBT) target and 20% is earned on qualitative performance evaluations of strategic performance goals by the Compensation Committee of our Chairman and our Chief Executive Officer and by our Chief Executive Officer of the other Executive Officers, as presented to the Compensation Committee. (AEBT means income before taxes, as reported in the Company’s consolidated financial statements, adjusted to exclude amortization and stock compensation expense and the impact of significant: gains (losses) on the disposal of assets; asset impairments, retirements or write-downs; gains (losses) associated with legal, insurance or tax settlements/adjustments; restructuring, severance or pension-related charges; or other similar items out of the ordinary course of business.) The qualitative performance evaluations of the strategic performance goals consider such factors as leadership and skills demonstrated in the individual’s role with the Company, long-range planning and vision, departmental and staff development and professionalism.

If the AEBT target is not met at the 100% level, the participant’s incentive with respect to that target is prorated on a straight‑line basis if the participant achieves a range of 80% to 100% of target, with no incentive paid at or less than 80% of target. In addition, each Executive Officer (excluding our Chairman) can receive an additional incentive above the target incentive amount if: (i) actual AEBT exceeds 100% of AEBT target (in an amount up to 100% of the AEBT portion of the target incentive on a straight-line basis if actual AEBT performance is 120% of the AEBT target); and/or (ii) an additional incentive if qualitative performance goals are exceeded (in an amount up to 20% of the qualitative portion of the target incentive if actual qualitative goals performance is 120% of target performance In addition, a participant will receive an additional 1% payout for each 1% of Company-wide operating expense reduction above a target up to a maximum payout of 20%, provided that a participant’s total annual incentive payment may not exceed 200% of target.